SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
VIRCO MFG. CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-1613718

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2027 Harpers Way Torrance, California	90501

(Address of Principal Executive Offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:	N/A (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be Registered	Each Class is to be Registered
Common Stock, $.01 Par Value	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
Common Stock
     The Common Stock of Virco Mfg. Corporation (the “Company”) is described in Item 4, entitled “Description of Registrant’s Securities,” of the Company’s Form 8-B filed with the Securities and Exchange Commission (the “Commission”) on August 14, 1984, and any amendment or report filed for the purpose of updating such description. Additionally, the rights evidenced by and amounts payable with respect to the Common Stock may be materially limited or qualified by the rights of holders of the Series A Junior Participating Cumulative Preferred Stock, as described in the Certificate of Designations, a copy of which is attached as Exhibit 2 to this Form 8-A.
Preferred Stock Purchase Rights
     The Preferred Stock Purchase Rights are described on the Company’s Form 8-A filed with the Commission on October 25, 1996, the Rights Agreement, filed as Exhibit 1 to the Company’s Form 8-A filed with the Commission on October 25, 1996, the Amendment to the Rights Agreement filed as Exhibit 4.1 to the Company’s 10-Q on June 8, 2007 and the Company’s Form 8-K filed on May 2, 2007, and any amendment or report filed for the purpose of updating each such description.
Item 2. Exhibits
1.	The Certificate of Incorporation of the Company dated April 23, 1984, as amended by the Certificate of Amendment dated June 8, 1993 and the Certificate of Amendment dated July 22, 1998.

2.	The Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock, dated October 15, 1996.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VIRCO MFG. CORPORATION (Registrant)
Date: June 18, 2007	By:	/s/ Robert A. Virtue
(Signature)
		Name:	Robert A. Virtue
		Title:	Chief Executive Officer and Chairman of the Board of Directors